CREDIT ACCEPTANCE ANNOUNCES SECOND QUARTER 2026 RESULTS

Southfield, Michigan – August 4, 2026 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) today announced consolidated net income of $135.9 million, or $12.66 per diluted share, for the three months ended June 30, 2026. Adjusted net income, a non-GAAP financial measure, for the three months ended June 30, 2026 was $130.1 million, or $12.12 per diluted share. The following table summarizes our financial results:

(In millions, except per share data)	For the Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
GAAP net income	$135.9	$135.8	$87.4
GAAP net income per diluted share	$12.66	$12.40	$7.42
Adjusted net income	$130.1	$117.3	$118.3
Adjusted net income per diluted share	$12.12	$10.71	$10.05

“Our second quarter results reflect continued progress across the business, driven by improved profitability, strengthening origination trends, and continued momentum across our dealer network,” said Vinayak Hegde, Chief Executive Officer of Credit Acceptance. “We are encouraged by the progress we made during the quarter and remain focused on profitable growth, disciplined capital allocation, and maximizing long-term intrinsic value per share.”

Second Quarter 2026 Financial Highlights
•$8.0 billion average balance of our loan portfolio, consistent with the second quarter of 2025.
•Consumer Loan assignment unit volume declined 1.0% to 84,615 while dollar volume grew 0.1% to $1.0 billion, compared to the second quarter of 2025. Monthly unit volume returned to year-over-year growth in June, which continued into July.
•Forecasted net cash flows from our loan portfolio declined by $39.1 million, or 0.3%, compared to a decline of $55.8 million, or 0.5%, in the second quarter of 2025.
•262,963 shares, or 2.5% of the shares outstanding at the beginning of the quarter, were repurchased at a cost of $141.4 million.
•$43.5 million in dealer holdback and accelerated dealer holdback payments to dealers.
•$1.4 billion in liquidity (amounts available for borrowing under revolving lines of credit and unrestricted cash and cash equivalents) as of June 30, 2026.

“We continue to make meaningful progress in our digital-first, AI-enabled strategy,” said Mr. Hegde. “From enhancing the dealer experience through improved deal structuring and workflow tools to scaling AI-enabled servicing capabilities, we are using data and technology to create a more personalized experience for dealers and consumers. At the center of this work is a commitment to customer obsession — better understanding our customers, anticipating their needs, and delivering a better experience at every interaction.”

Second Quarter 2026 Company Highlights
•Enrolled 1,456 new dealers in our programs with a record 11,004 active dealers during the quarter, reflecting continued engagement across our dealer network.
•Made continued progress executing our product roadmap, including the following initiatives:
•Deal optimization: Enhanced our deal structuring experience, which helps dealers find an optimal deal. 90% of active dealers used the new capability during the quarter.
•AI-enabled call-center agent: 67% of inbound customer service and account solutions calls were routed to the AI agent in June, up from 27% in March, driving improved efficiency, enabling faster 24/7 customer self-service, and reducing cost-to-serve at scale. This performance reflects continued expansion of a production-deployed AI capability that is now integrated into core servicing workflows. We expect further gains in call handling and unit economics as we scale this platform throughout 2026.
•Named one of the 100 Best Companies to Work For® by Great Place to Work® and Fortune magazine for the twelfth time, with a #18 ranking, our highest ranking ever.

Consumer Loan Metrics

Dealers assign retail installment contracts (referred to as “Consumer Loans”) to Credit Acceptance. At the time a Consumer Loan is submitted to us for assignment, we forecast future expected cash flows from the Consumer Loan. Based on the amount and timing of these forecasts and expected expense levels, an advance or one-time purchase payment is made to the related dealer at a price designed to maximize economic profit, a non-GAAP financial measure that considers our return on capital, our cost of capital, and the amount of capital invested.

We use a statistical model to estimate the expected collection rate for each Consumer Loan at the time of assignment. We continue to evaluate the expected collection rate for each Consumer Loan subsequent to assignment. Our evaluation becomes more accurate as the Consumer Loans age, as we use actual performance data in our forecast. By comparing our current expected collection rate for each Consumer Loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast. The following table compares our aggregated forecast of Consumer Loan collection rates as of June 30, 2026, with the aggregated forecasts as of March 31, 2026 and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of (1)			Current Forecast Variance from
Consumer Loan Assignment Year	June 30, 2026	March 31, 2026	Initial Forecast	March 31, 2026	Initial Forecast
2017	64.8%	64.8%	64.0%	0.0%	0.8%
2018	65.6%	65.6%	63.6%	0.0%	2.0%
2019	67.3%	67.3%	64.0%	0.0%	3.3%
2020	68.1%	68.1%	63.4%	0.0%	4.7%
2021	64.1%	64.0%	66.3%	0.1%	-2.2%
2022	59.3%	59.3%	67.5%	0.0%	-8.2%
2023	62.9%	63.1%	67.5%	-0.2%	-4.6%
2024	65.1%	65.3%	67.2%	-0.2%	-2.1%
2025	66.9%	67.2%	67.0%	-0.3%	-0.1%
2026 (2)	67.1%	66.3%	67.2%	0.8%	-0.1%

(1)    Represents the total forecasted collections we expect to collect on the Consumer Loans as a percentage of the repayments that we were contractually owed on the Consumer Loans at the time of assignment, including both principal and interest. Forecasted collection rates are negatively impacted by canceled Consumer Loans because the contractual amount owed is not removed from the denominator used to calculate these rates. Any declines in forecasted collection rates for Consumer Loans assigned in the most recent quarter primarily reflect the impact of cancellations rather than underlying Consumer Loan performance.
(2)    The forecasted collection rate for 2026 Consumer Loans as of June 30, 2026 includes both Consumer Loans that were in our portfolio as of March 31, 2026 and Consumer Loans assigned during the most recent quarter. The following table provides forecasted collection rates for each of these segments:

	Forecasted Collection Percentage as of			Current Forecast Variance from
2026 Consumer Loan Assignment Period	June 30, 2026	March 31, 2026	Initial Forecast	March 31, 2026	Initial Forecast
January 1, 2026 through March 31, 2026	66.5%	66.3%	66.6%	0.2%	-0.1%
April 1, 2026 through June 30, 2026	67.7%	—	67.9%	—	-0.2%

For the three months ended June 30, 2026, forecasted collection rates declined for Consumer Loans assigned in 2023 through 2025 and were generally consistent with expectations at the start of the period for all other assignment years presented. For Consumer Loans assigned in 2026, the increase in forecasted collection rate from March 31, 2026 was primarily due to a higher initial forecast on Consumer Loans assigned during the second quarter.

The changes to our forecast of future net cash flows from our Loan portfolio (forecasted collections less forecasted dealer holdback payments) for each of the last eight quarters are shown in the following table:

(Dollars in millions)	Decrease in Forecasted Net Cash Flows
Three Months Ended	Total Loans	% Change from Forecast at Beginning of Period
September 30, 2024	$(62.8)	-0.6%
December 31, 2024	(31.1)	-0.3%
March 31, 2025	(20.9)	-0.2%
June 30, 2025	(55.8)	-0.5%
September 30, 2025	(58.6)	-0.5%
December 31, 2025	(34.2)	-0.3%
March 31, 2026	(9.1)	-0.1%
June 30, 2026	(39.1)	-0.3%

The following table presents information on Consumer Loan assignments for each of the last 10 years:

	Average			Total Assignment Volume
Consumer Loan Assignment Year	Consumer Loan (1)	Advance (2)	Initial Loan Term (in months)	Unit Volume	Dollar Volume (2) (in millions)
2017	$20,230	$8,746	55	328,507	$2,873.1
2018	22,158	9,635	57	373,329	3,595.8
2019	23,139	10,174	57	369,805	3,772.2
2020	24,262	10,656	59	341,967	3,641.2
2021	25,632	11,790	59	268,730	3,167.8
2022	27,242	12,924	60	280,467	3,625.3
2023	27,025	12,475	61	332,499	4,147.8
2024	26,497	11,961	61	386,126	4,618.4
2025	25,423	11,428	60	337,411	3,856.1
2026 (3) (4)	25,355	11,449	60	180,607	2,067.8

(1)Represents the repayments that we were contractually owed on Consumer Loans at the time of assignment, which include both principal and interest.
(2)Represents advances paid to dealers on Consumer Loans assigned under the portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under the purchase program. Payments of dealer holdback and accelerated dealer holdback are not included.
(3)Represents activity for the six months ended June 30, 2026. Information in this table for each of the years prior to 2026 represents activity for all 12 months of that year.
(4)The averages for 2026 Consumer Loans include both Consumer Loans that were in our portfolio as of March 31, 2026 and Consumer Loans assigned during the most recent quarter. The following table provides averages for each of these segments:

	Average
2026 Consumer Loan Assignment Period	Consumer Loan	Advance	Initial Loan Term (in months)
January 1, 2026 through March 31, 2026	$25,050	$11,132	60
April 1, 2026 through June 30, 2026	25,701	11,809	60

The profitability of our loans is primarily driven by the amount and timing of the net cash flows we receive from the spread between the forecasted collection rate and the advance rate, less operating expenses and the cost of capital. Forecasting collection rates accurately at loan inception is difficult. With this in mind, we establish advance rates that are intended to allow us to achieve acceptable levels of profitability across our portfolio, even if collection rates are less than we initially forecast.

The following table presents aggregate forecasted Consumer Loan collection rates, advance rates, spreads (the forecasted collection rate less the advance rate), and forecasted future net cash flows as of June 30, 2026, as well as forecasted collection rates and spreads at the time of assignment. All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the Consumer Loan (principal + interest). The table includes both dealer loans and purchased loans.

	Forecasted Collection %			Spread % as of (2)		Forecasted Future Net Cash Flows (3)
Consumer Loan Assignment Year	June 30, 2026	Initial Forecast	Advance % (1)	June 30, 2026	Initial Forecast	June 30, 2026 (in millions)	% of Total
2017	64.8%	64.0%	43.2%	21.6%	20.8%	$17.4	0.1%
2018	65.6%	63.6%	43.5%	22.1%	20.1%	37.5	0.3%
2019	67.3%	64.0%	44.0%	23.3%	20.0%	70.0	0.6%
2020	68.1%	63.4%	43.9%	24.2%	19.5%	124.1	1.1%
2021	64.1%	66.3%	46.0%	18.1%	20.3%	289.6	2.5%
2022	59.3%	67.5%	47.4%	11.9%	20.1%	698.1	5.9%
2023	62.9%	67.5%	46.2%	16.7%	21.3%	1,361.3	11.6%
2024	65.1%	67.2%	45.1%	20.0%	22.1%	2,559.4	21.8%
2025	66.9%	67.0%	45.0%	21.9%	22.0%	4,097.8	34.9%
2026 (4) (5)	67.1%	67.2%	45.2%	21.9%	22.0%	2,498.5	21.2%
Total						$11,753.7	100.0%
(1)    Represents advances paid to dealers on Consumer Loans assigned under the portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under the purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.
(2)    Represents the forecasted collection rate less the advance rate.
(3)    Represents the forecasted future collections we expect to collect on Consumer Loans less the forecasted future dealer holdback and accelerated dealer holdback payments we expect to make to dealers.
(4)    Represents activity for the six months ended June 30, 2026. Information in this table for each of the years prior to 2026 represents activity for all 12 months of that year.
(5)    The forecasted collection rate, advance rate and spread for 2026 Consumer Loans as of June 30, 2026 include both Consumer Loans that were in our portfolio as of March 31, 2026 and Consumer Loans assigned during the most recent quarter. The following table provides forecasted collection rates, advance rates, and spreads for each of these segments:

	Forecasted Collection % as of			Spread % as of
2026 Consumer Loan Assignment Period	June 30, 2026	Initial Forecast	Advance %	June 30, 2026	Initial Forecast
January 1, 2026 through March 31, 2026	66.5%	66.6%	44.5%	22.0%	22.1%
April 1, 2026 through June 30, 2026	67.7%	67.9%	46.1%	21.6%	21.8%

The risk of a material change in our forecasted collection rate declines as the Consumer Loans age. Because Consumer Loans assigned in 2022 and prior years represent only approximately 10% of total forecasted future net cash flows from Consumer Loans, changes in the forecasted collection rate for those loans would generally be expected to have a relatively modest impact on total forecasted future net cash flows. In contrast, Consumer Loans assigned since 2022 represent a larger portion of expected future net cash flows, and a significant portion of their total forecasted collections has not yet been realized. Accordingly, changes in the forecasted collection rate for those more recent loans would generally be expected to have a more significant impact on total forecasted future net cash flows.

The spread between the forecasted collection rate as of June 30, 2026 and the advance rate ranges from 11.9% to 24.2%, on an annual basis, for Consumer Loans assigned over the last 10 years. The spreads with respect to 2019 and 2020 Consumer Loans have been positively impacted by Consumer Loan performance, which has exceeded our initial estimates by a greater margin than the other years presented. The spreads with respect to 2021 through 2024 Consumer Loans have been negatively impacted by Consumer Loan performance, which has been lower than our initial estimates by a greater margin than the other years presented. The spread as of June 30, 2026 on 2026 Consumer Loans was 21.9%, consistent with 2025 Consumer Loans.

The following table compares our forecast of aggregate Consumer Loan collection rates as of June 30, 2026 with the forecasts at the time of assignment, for dealer loans and purchased loans separately:

	Dealer Loans			Purchased Loans
	Forecasted Collection Percentage as of (1)			Forecasted Collection Percentage as of (1)
Consumer Loan Assignment Year	June 30, 2026	Initial Forecast	Variance	June 30, 2026	Initial Forecast	Variance
2017	64.1%	63.8%	0.3%	66.4%	64.6%	1.8%
2018	65.0%	63.6%	1.4%	66.8%	63.5%	3.3%
2019	66.9%	63.9%	3.0%	67.9%	64.2%	3.7%
2020	67.9%	63.3%	4.6%	68.4%	63.6%	4.8%
2021	63.8%	66.3%	-2.5%	64.7%	66.3%	-1.6%
2022	58.5%	67.3%	-8.8%	61.3%	68.0%	-6.7%
2023	61.6%	66.8%	-5.2%	66.3%	69.4%	-3.1%
2024	63.8%	66.3%	-2.5%	69.7%	70.7%	-1.0%
2025	65.3%	65.5%	-0.2%	71.5%	71.5%	0.0%
2026	65.7%	65.9%	-0.2%	70.2%	70.3%	-0.1%

(1)    The forecasted collection rates presented for dealer loans and purchased loans reflect the Consumer Loan classification at the time of assignment. The forecasted collection rates represent the total forecasted collections we expect to collect on the Consumer Loans as a percentage of the repayments that we were contractually owed on the Consumer Loans at the time of assignment, including both principal and interest. Forecasted collection rates are negatively impacted by canceled Consumer Loans because the contractual amount owed is not removed from the denominator used to calculate these rates. Any declines in forecasted collection rates for Consumer Loans assigned in the most recent quarter primarily reflect the impact of cancellations rather than underlying Consumer Loan performance.

The following table presents aggregate forecasted Consumer Loan collection rates, advance rates, and spreads (the forecasted collection rate less the advance rate) as of June 30, 2026 for dealer loans and purchased loans separately.  All amounts are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).

	Dealer Loans			Purchased Loans
Consumer Loan Assignment Year	Forecasted Collection % (1)	Advance % (1)(2)	Spread %	Forecasted Collection % (1)	Advance % (1)(2)	Spread %
2017	64.1%	42.1%	22.0%	66.4%	45.8%	20.6%
2018	65.0%	42.7%	22.3%	66.8%	45.2%	21.6%
2019	66.9%	43.1%	23.8%	67.9%	45.6%	22.3%
2020	67.9%	43.0%	24.9%	68.4%	45.5%	22.9%
2021	63.8%	45.1%	18.7%	64.7%	47.7%	17.0%
2022	58.5%	46.4%	12.1%	61.3%	50.1%	11.2%
2023	61.6%	44.8%	16.8%	66.3%	49.8%	16.5%
2024	63.8%	44.1%	19.7%	69.7%	48.9%	20.8%
2025	65.3%	43.2%	22.1%	71.5%	50.4%	21.1%
2026	65.7%	43.3%	22.4%	70.2%	49.9%	20.3%

(1)    The forecasted collection rates and advance rates presented for dealer loans and purchased loans reflect the Consumer Loan classification at the time of assignment.
(2)    Represents advances paid to dealers on Consumer Loans assigned under the portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under the purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.
Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require us to pay dealer holdback.

The spread as of June 30, 2026 on 2026 dealer loans was 22.4%, as compared to a spread of 22.1% on 2025 dealer loans. The increase was a result of a higher initial spread on 2026 dealer loans, due to the initial forecast increasing by a greater margin than the advance rate in our dealer loan portfolio.

The spread as of June 30, 2026 on 2026 purchased loans was 20.3%, as compared to a spread of 21.1% on 2025 purchased loans. The decrease was primarily a result of a lower initial spread on 2026 purchased loans, due to the initial forecast decreasing by a greater margin than the advance rate in our purchased loan portfolio.

Consumer Loan Volume
The following table summarizes changes in Consumer Loan assignment volume in each of the last eight quarters as compared to the same period in the previous year:

	Year over Year Percent Change
Three Months Ended	Unit Volume	Dollar Volume (1)
September 30, 2024	17.7%	12.2%
December 31, 2024	0.3%	-4.9%
March 31, 2025	-10.1%	-15.5%
June 30, 2025	-14.6%	-18.8%
September 30, 2025	-16.5%	-19.4%
December 31, 2025	-9.1%	-11.3%
March 31, 2026	-4.3%	-4.0%
June 30, 2026	-1.0%	0.1%

(1)    Represents advances paid to dealers on Consumer Loans assigned under the portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under the purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

Consumer Loan assignment volumes depend on a number of factors including (1) the overall demand for our financing programs and (2) the amount of capital available to fund new loans. Our pricing strategy is intended to maximize the amount of economic profit we generate, within the confines of capital constraints.

Unit volume declined 1.0% while dollar volume increased 0.1% during the second quarter of 2026 as the number of active dealers increased 3.3% and the average unit volume per active dealer declined 3.8%. Monthly unit volume returned to year-over-year growth in June, which continued into July. Unit volume for July 2026 increased 28.0% compared to the same period in 2025.

The following table summarizes the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended June 30,
	2026	2025	% Change
Consumer Loan unit volume	84,615	85,486	-1.0%
Active dealers (1)	11,004	10,655	3.3%
Average volume per active dealer	7.7	8.0	-3.8%

Consumer Loan unit volume from dealers active both periods	67,910	71,711	-5.3%
Dealers active both periods	6,860	6,860	—
Average volume per dealer active both periods	9.9	10.5	-5.3%

Consumer loan unit volume from dealers not active both periods	16,705	13,775	21.3%
Dealers not active both periods	4,144	3,795	9.2%
Average volume per dealer not active both periods	4.0	3.6	11.1%
(1)    Active dealers are dealers who have received funding for at least one Consumer Loan during the period.

The following table provides additional information on the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended June 30,
	2026	2025	% Change
Consumer Loan unit volume from new active dealers	3,172	3,216	-1.4%
New active dealers (1)	1,210	1,094	10.6%
Average volume per new active dealer	2.6	2.9	-10.3%

Attrition (2)	-16.1%	-17.4%

(1)    New active dealers are dealers who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.
(2)    Attrition is measured according to the following formula:  decrease in Consumer Loan unit volume from dealers who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period Consumer Loan unit volume.
The following table shows the percentage of Consumer Loans assigned to us as dealer loans and purchased loans for each of the last eight quarters:

	Unit Volume		Dollar Volume (1)
Three Months Ended	Dealer Loans	Purchased Loans	Dealer Loans	Purchased Loans
September 30, 2024	79.5%	20.5%	78.4%	21.6%
December 31, 2024	78.7%	21.3%	77.7%	22.3%
March 31, 2025	77.0%	23.0%	75.1%	24.9%
June 30, 2025	71.6%	28.4%	68.3%	31.7%
September 30, 2025	73.1%	26.9%	70.6%	29.4%
December 31, 2025	74.7%	25.3%	72.4%	27.6%
March 31, 2026	72.0%	28.0%	69.2%	30.8%
June 30, 2026	68.5%	31.5%	65.2%	34.8%

(1)    Represents advances paid to dealers on Consumer Loans assigned under the portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under the purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

As of June 30, 2026 and December 31, 2025, the net dealer loans receivable balance was 71.0% and 72.1%, respectively, of the total net loans receivable balance.

Financial Results

(Dollars in millions, except per share data)	For the Three Months Ended June 30,
	2026	2025	% Change
GAAP average debt	$6,352.8	$6,583.8	-3.5%
GAAP average shareholders' equity	1,546.7	1,635.9	-5.5%
Average capital	$7,899.5	$8,219.7	-3.9%
GAAP net income	$135.9	$87.4	55.5%
Diluted weighted average shares outstanding	10,734,652	11,771,525	-8.8%
GAAP net income per diluted share	$12.66	$7.42	70.6%

The increase in GAAP net income for the three months ended June 30, 2026, as compared to the same period in 2025, was primarily a result of the following:
•A decrease in operating expenses of 13.8% ($21.4 million), primarily due to:
•A decrease in general and administrative expense of 42.3% ($19.1 million), primarily due to the recognition of a $23.4 million contingent loss during the three months ended June 30, 2025 related to previously disclosed legal matters. The decrease was partially offset by higher professional services costs related to strategic market analysis initiatives.
•A decrease in salaries and wages expense of 6.7% ($5.6 million), primarily due to a reduction in headcount. The impact of team member separation costs on operating expenses in the second quarter of 2026 was not material, as higher severance expense was offset by lower stock-based compensation expense.
•A decrease in provision for credit losses of 7.8% ($13.4 million), due to:
•A decrease in provision for credit losses on forecast changes of $19.7 million, reflecting a smaller decline in Consumer Loan performance and changes in forecasted net cash flow timing. We have continued to experience slowing of forecasted net cash flow timing as a result of lower-than-expected Consumer Loan prepayments.
•An increase in provision for credit losses on new Consumer Loan assignments of $6.3 million, primarily due to a 10.0% increase in the average provision per Consumer Loan assignment, partially offset by a 1.0% decrease in Consumer Loan assignment unit volume. The increase in the average provision per Consumer Loan assignment was primarily due to a higher average provision for purchased loans, driven by a lower initial forecast and spread, and a greater proportion of purchased loans in the mix of Consumer Loan assignments received during the second quarter of 2026.
•A decrease in interest expense of 9.1% ($10.7 million), due to decreases in our average cost of debt and our average outstanding debt balance.
•An increase in finance charges of 1.0% ($5.5 million), primarily due to an increase in the average yield on our loan portfolio primarily due to higher contractual yields on more recent Consumer Loan assignments.

Adjusted financial results are provided to help shareholders understand our financial performance. The financial data below is non-GAAP, unless labeled otherwise. We use adjusted financial information internally to measure financial performance and to determine certain incentive compensation. We also use economic profit as a framework to evaluate business decisions and strategies, with the objective to maximize economic profit over the long term. In addition, certain debt facilities utilize adjusted financial information for the determination of loan collateral values and to measure financial covenants. The table below shows our results following adjustments to reflect non-GAAP accounting methods. Material adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” section. Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, interest expense (after-tax), adjusted net income plus interest expense (after-tax), adjusted return on capital, adjusted revenue, adjusted operating expenses, adjusted loans receivable, adjusted finance charges, adjusted average loans receivable, economic profit, and economic profit per diluted share are non-GAAP financial measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

Adjusted financial results for the three months ended June 30, 2026, compared to the same period in 2025, include the following:

(Dollars in millions, except per share data)	For the Three Months Ended June 30,
	2026	2025	% Change
Adjusted average capital	$8,585.7	$8,932.7	-3.9%
Adjusted net income	$130.1	$118.3	10.0%
Interest expense (after-tax)	$80.5	$88.6	-9.1%
Adjusted net income plus interest expense (after-tax)	$210.6	$206.9	1.8%
Adjusted return on capital	9.8%	9.3%	5.4%
Cost of capital	7.4%	7.4%	—%
Economic profit	$52.6	$41.8	25.8%
Diluted weighted average shares outstanding	10,734,652	11,771,525	-8.8%
Adjusted net income per diluted share	$12.12	$10.05	20.6%
Economic profit per diluted share	$4.90	$3.55	38.0%

Economic profit increased 25.8% for the three months ended June 30, 2026, as compared to the same period in 2025. Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business. The following table summarizes the impact each of these components had on the changes in economic profit for the three months ended June 30, 2026, as compared to the same period in 2025:

(In millions)	Year over Year Change in Economic Profit
For the Three Months Ended June 30, 2026
Increase in adjusted return on capital	$11.8
Decrease in cost of capital	0.6
Decrease in adjusted average capital	(1.6)
Increase in economic profit	$10.8

The increase in economic profit for the three months ended June 30, 2026, as compared to the same period in 2025, was primarily a result of an increase in our adjusted return on capital of 50 basis points, primarily due to the following:
•An increase in the yield used to recognize adjusted finance charges on our loan portfolio increased our adjusted return on capital by 80 basis points, primarily due to higher expected yields on more recent Consumer Loan assignments, partially offset by a decline in Consumer Loan performance and slower forecasted net cash flow timing since the second quarter of 2025. We have continued to experience slowing of forecasted net cash flow timing as a result of lower-than-expected Consumer Loan prepayments.
•An increase in adjusted operating expenses decreased our adjusted return on capital by 30 basis points as adjusted operating expenses increased by 1.5% while adjusted average capital decreased by 3.9%. The increase in adjusted operating expenses was primarily due to higher professional services costs related to strategic market analysis initiatives. The impact of team member separation costs on adjusted operating expenses in the second quarter of 2026 was not material, as higher severance expense was offset by lower stock-based compensation expense.

The following table shows adjusted finance charges as a percentage of adjusted average loans receivable, adjusted revenue and adjusted operating expenses as a percentage of adjusted average capital, the adjusted return on capital, and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same period in the prior year:

	For the Three Months Ended
	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sept. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sept. 30, 2024
Adjusted finance charges as a percentage of adjusted average loans receivable (1)	17.4%	17.0%	16.9%	16.8%	17.0%	16.7%	16.5%	16.4%
Adjusted revenue as a percentage of adjusted average capital (1)	19.3%	19.0%	18.8%	18.6%	18.3%	18.0%	18.4%	18.2%
Adjusted operating expenses as a percentage of adjusted average capital (1)	6.2%	6.6%	5.8%	6.1%	5.9%	6.1%	5.6%	5.8%
Adjusted return on capital (1)	9.8%	9.3%	9.8%	9.4%	9.3%	9.2%	9.8%	9.6%
Percentage change in adjusted average capital compared to the same period in the prior year	-3.9%	-3.9%	0.3%	3.7%	11.2%	18.3%	19.3%	19.4%

(1)    Annualized.

The increase in adjusted return on capital for the three months ended June 30, 2026, as compared to the three months ended March 31, 2026, was primarily due to:
•An increase in yield used to recognize adjusted finance charges on our loan portfolio, which increased our adjusted return on capital by 30 basis points, primarily due to higher yields on more recent Consumer Loan assignments, partially offset by a decline in Consumer Loan performance and slower forecasted net cash flow timing during 2026. We have continued to experience slowing of forecasted net cash flow timing as a result of lower-than-expected Consumer Loan prepayments.
•A decrease of $7.1 million, or 5.0%, in adjusted operating expenses, which increased adjusted return on capital by 20 basis points, while adjusted average capital increased by 0.6%. The decrease in adjusted operating expenses was primarily due to a reduction in headcount. The impact of team member separation costs on adjusted operating expenses in the second quarter of 2026 was not material, as higher severance expense was substantially offset by lower stock-based compensation expense.

The following tables provide a reconciliation of non-GAAP measures to GAAP measures.  Certain amounts do not recalculate due to rounding.

(Dollars in millions, except per share data)	For the Three Months Ended
	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sept. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sept. 30, 2024
Adjusted net income
GAAP net income	$135.9	$135.8	$122.0	$108.2	$87.4	$106.3	$151.9	$78.8
Floating yield adjustment (after-tax)	(115.8)	(118.7)	(115.9)	(119.0)	(117.1)	(118.9)	(116.8)	(115.1)
GAAP provision for credit losses (after-tax)	119.4	104.7	97.2	114.0	129.6	124.6	95.0	142.2
Contingent loss (after-tax) (1)	—	—	26.9	11.2	17.5	—	—	5.7
Income tax adjustment (2)	(9.4)	(4.5)	(4.2)	3.5	0.9	2.8	(4.1)	3.2
Adjusted net income	$130.1	$117.3	$126.0	$117.9	$118.3	$114.8	$126.0	$114.8
Adjusted net income per diluted share	$12.12	$10.71	$11.35	$10.28	$10.05	$9.35	$10.17	$9.25
Diluted weighted average shares outstanding	10,734,652	10,954,097	11,103,715	11,472,729	11,771,525	12,279,446	12,388,072	12,415,143
Adjusted revenue
GAAP total revenue	$587.4	$580.0	$579.9	$582.4	$583.8	$571.1	$565.9	$550.3
Floating yield adjustment	(154.4)	(158.2)	(154.5)	(158.7)	(156.0)	(154.5)	(151.8)	(149.4)
GAAP provision for claims	(18.0)	(15.8)	(17.2)	(18.6)	(19.8)	(16.1)	(17.7)	(18.5)
Adjusted revenue	$415.0	$406.0	$408.2	$405.1	$408.0	$400.5	$396.4	$382.4
Adjusted average capital
GAAP average debt	$6,352.8	$6,271.8	$6,409.6	$6,400.1	$6,583.8	$6,398.3	$6,202.5	$6,071.1
GAAP average shareholders' equity	1,546.7	1,575.4	1,545.2	1,573.4	1,635.9	1,782.0	1,712.3	1,594.2
Income tax adjustment (3)	(96.9)	(96.9)	(96.9)	(96.9)	(100.5)	(118.5)	(118.5)	(118.5)
Floating yield adjustment	783.1	787.4	805.0	822.6	813.5	820.8	837.0	840.8
Adjusted average equity	2,232.9	2,265.9	2,253.3	2,299.1	2,348.9	2,484.3	2,430.8	2,316.5
Adjusted average capital	$8,585.7	$8,537.7	$8,662.9	$8,699.2	$8,932.7	$8,882.6	$8,633.3	$8,387.6
Adjusted revenue as a percentage of adjusted average capital (4)	19.3%	19.0%	18.8%	18.6%	18.3%	18.0%	18.4%	18.2%
Adjusted loans receivable
GAAP loans receivable, net	$7,959.2	$7,956.4	$7,909.2	$7,975.5	$8,001.9	$7,978.2	$7,850.3	$7,781.5
Floating yield adjustment	1,051.1	1,046.3	1,064.9	1,089.7	1,096.4	1,079.8	1,072.4	1,100.8
Adjusted loans receivable	$9,010.3	$9,002.7	$8,974.1	$9,065.2	$9,098.3	$9,058.0	$8,922.7	$8,882.3
Adjusted loan yield
GAAP finance charges	$546.2	$538.4	$535.0	$539.4	$540.7	$526.7	$518.2	$507.6
Floating yield adjustment	(154.4)	(158.2)	(154.5)	(158.7)	(156.0)	(154.5)	(151.8)	(149.4)
Adjusted finance charges	$391.8	$380.2	$380.5	$380.7	$384.7	$372.2	$366.4	$358.2
GAAP average loans receivable, net	$7,953.2	$7,893.7	$7,940.5	$7,990.5	$8,011.6	$7,882.4	$7,831.4	$7,690.9
Average floating yield adjustment	1,035.5	1,037.9	1,058.0	1,080.9	1,064.1	1,048.9	1,071.4	1,072.2
Adjusted average loans receivable	$8,988.7	$8,931.6	$8,998.5	$9,071.4	$9,075.7	$8,931.3	$8,902.8	$8,763.1
Adjusted finance charges as a percentage of adjusted average loans receivable (4)	17.4%	17.0%	16.9%	16.8%	17.0%	16.7%	16.5%	16.4%

(1)    From time to time, we recognize a contingent loss related to legal matters. As contingent losses related to such matters are both unusual and infrequent in nature, and relate to business operations in prior periods, we have applied this adjustment to remove the impact of the contingent loss from our adjusted net income.
(2)    Adjustment to record taxes at our estimated long-term effective income tax rate. The adjustment for the three months ended June 30, 2026, March 31, 2026, December 31, 2025, September 30, 2025, and June 30, 2025 is calculated using a 25% income tax rate, which is expected to be used for future periods. This rate represents an increase from 23%, which had been used to calculate after-tax adjustments since 2018, following the enactment in December 2017 of Public Law 115-97, commonly referred to as the Tax Cuts and Jobs Act (the “2017 Tax Act”). The increase in our long-term estimate was due to higher state and local income taxes in certain jurisdictions and lower excess tax benefits from stock-based compensation.
(3)    The enactment of the 2017 Tax Act resulted in the reversal of provision for income taxes to reflect a new, lower federal statutory income tax rate. We began applying the income tax adjustment at that time to remove the impact of this reversal from adjusted average capital. As the enactment of Public Law 119-21 on July 4, 2025 made the lower federal statutory tax rate permanent, removing uncertainty on the future federal statutory income tax rate, we increased our estimated long-term effective income tax rate from 23% to 25% to reflect higher expected state and local income taxes in certain jurisdictions and lower excess tax benefits from stock-based compensation in future periods. We believe the income tax adjustment provides a more accurate reflection of the performance of our business as we are recognizing provision for income taxes at the applicable long-term effective tax rate for the period.
(4)    Annualized.

(Dollars in millions)	For the Three Months Ended
	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sept. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sept. 30, 2024
Interest expense (after-tax)
GAAP interest expense	$107.4	$108.4	$113.8	$116.3	$118.1	$114.7	$111.3	$111.2
Adjustment to record tax effect (1)	(26.9)	(27.2)	(28.5)	(29.0)	(29.5)	(26.4)	(25.6)	(25.6)
Interest expense (after-tax)	$80.5	$81.2	$85.3	$87.3	$88.6	$88.3	$85.7	$85.6
Adjusted return on capital (2)
Adjusted net income	$130.1	$117.3	$126.0	$117.9	$118.3	$114.8	$126.0	$114.8
Interest expense (after-tax)	80.5	81.2	85.3	87.3	88.6	88.3	85.7	85.6
Adjusted net income plus interest expense (after-tax)	$210.6	$198.5	$211.3	$205.2	$206.9	$203.1	$211.7	$200.4
Reconciliation of GAAP return on equity to adjusted return on capital (5)
GAAP return on equity (3)	35.1%	34.5%	31.6%	27.5%	21.4%	23.9%	35.5%	19.8%
Non-GAAP adjustments	-25.3%	-25.2%	-21.8%	-18.1%	-12.1%	-14.7%	-25.7%	-10.2%
Adjusted return on capital (2)	9.8%	9.3%	9.8%	9.4%	9.3%	9.2%	9.8%	9.6%

Economic profit
Adjusted return on capital	9.8%	9.3%	9.8%	9.4%	9.3%	9.2%	9.8%	9.6%
Cost of capital (4) (5)	7.4%	7.4%	7.3%	7.5%	7.4%	7.6%	7.4%	7.3%
Adjusted return on capital in excess of cost of capital	2.4%	1.9%	2.5%	1.9%	1.9%	1.6%	2.4%	2.3%
Adjusted average capital	$8,585.7	$8,537.7	$8,662.9	$8,699.2	$8,932.7	$8,882.6	$8,633.3	$8,387.6
Economic profit	$52.6	$41.6	$53.3	$43.0	$41.8	$35.3	$51.3	$47.1
Reconciliation of GAAP net income to economic profit
GAAP net income	$135.9	$135.8	$122.0	$108.2	$87.4	$106.3	$151.9	$78.8
Non-GAAP adjustments	(5.8)	(18.5)	4.0	9.7	30.9	8.5	(25.9)	36.0
Adjusted net income	130.1	117.3	126.0	117.9	118.3	114.8	126.0	114.8
Interest expense (after-tax)	80.5	81.2	85.3	87.3	88.6	88.3	85.7	85.6
Adjusted net income plus interest expense (after-tax)	210.6	198.5	211.3	205.2	206.9	203.1	211.7	200.4
Less: cost of capital	158.0	156.9	158.0	162.2	165.1	167.8	160.4	153.3
Economic profit	$52.6	$41.6	$53.3	$43.0	$41.8	$35.3	$51.3	$47.1
Economic profit per diluted share	$4.90	$3.80	$4.80	$3.75	$3.55	$2.87	$4.14	$3.79
Adjusted operating expenses
Operating expenses	$134.1	$141.2	$162.3	$146.6	$155.5	$135.5	$121.6	$129.4
Contingent loss (6)	—	—	(35.8)	(15.0)	(23.4)	—	—	(7.4)
Adjusted operating expenses	$134.1	$141.2	$126.5	$131.6	$132.1	$135.5	$121.6	$122.0
Adjusted operating expenses as a percentage of adjusted average capital (5)	6.2%	6.6%	5.8%	6.1%	5.9%	6.1%	5.6%	5.8%
Percentage change in adjusted average capital compared to the same period in the prior year	-3.9%	-3.9%	0.3%	3.7%	11.2%	18.3%	19.3%	19.4%

(1)    Adjustment to record taxes at our estimated long-term effective income tax rate. The adjustment for the three months ended June 30, 2026, March 31, 2026, December 31, 2025, September 30, 2025, and June 30, 2025 is calculated using a 25% income tax rate, which is expected to be used for future periods. This rate represents an increase from 23%, which had been used to calculate after-tax adjustments since 2018, following the enactment of the 2017 Tax Act. The increase in our long-term estimate was due to higher state and local income taxes in certain jurisdictions and lower excess tax benefits from stock-based compensation.
(2)    Adjusted return on capital is defined as adjusted net income plus interest expense (after-tax) divided by adjusted average capital.
(3)    Calculated by dividing GAAP net income by GAAP average shareholders' equity.
(4)    The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30-year Treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Three Months Ended
	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sept. 30, 2025	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sept. 30, 2024
Average 30-year Treasury rate	5.0%	4.8%	4.7%	4.9%	4.8%	4.7%	4.4%	4.3%
Pre-tax average cost of debt (5)	6.8%	6.9%	7.1%	7.3%	7.2%	7.2%	7.2%	7.3%
(5)    Annualized.
(6)    From time to time, we recognize a contingent loss related to legal matters. As contingent losses related to such matters are both unusual and infrequent in nature, and relate to business operations in prior periods, we have applied this adjustment to remove the impact of the contingent loss from our adjusted operating expenses.

Floating Yield Adjustment
The net loan income (finance charge revenue less provision for credit losses expense) that we recognize over the life of a loan equals the cash we collect from the underlying Consumer Loan less the cash we pay to the dealer. We believe the economics of our business are best exhibited by recognizing loan revenue on a level-yield basis over the life of the loan based on expected future net cash flows. The purpose of this non-GAAP adjustment is to provide insight into our business by showing this level yield measure of income. Under GAAP, contractual amounts due in excess of the loan receivable balance at the time of assignment will be reflected as interest income, while contractual amounts due that are not expected to be collected are reflected in the provision for credit losses. Our non-GAAP floating yield adjustment recognizes the net effects of contractual interest income and expected credit losses in a single measure of finance charge revenue, consistent with how we manage our business. The floating yield adjustment recognizes revenue on a level-yield basis based upon expected future net cash flows, with any changes in expected future net cash flows, which are recognized immediately under GAAP as provision for credit losses, recognized over the remaining forecast period (up to 120 months after the origination date of the underlying Consumer Loans) for each individual dealer loan and purchased loan. The floating yield adjustment does not accelerate revenue recognition. Rather, it reduces revenue by taking amounts that are reported under GAAP as provision for credit losses and instead treating them as reductions of revenue over time.

Under the GAAP methodology we employ, which is known as the current expected credit loss model, or CECL, we are required to recognize:
•a significant provision for credit losses expense at the time of the loan’s assignment to us for contractual net cash flows we do not expect to realize; and
•finance charge revenue in subsequent periods that is significantly in excess of our expected yield.

Due to the GAAP treatment of contractual net cash flows we do not expect to realize at the time of loan assignment (i.e. significant expense at the time of loan assignment, which is offset by higher revenue in subsequent periods), we do not believe the GAAP methodology we employ provides sufficient transparency into the economics of our business, including our results of operations, financial condition, and financial leverage. Our floating yield adjustment enables us to provide measures of income that are not impacted by GAAP’s treatment of contractual net cash flows we do not expect to realize at the time of loan assignment. We believe the floating yield adjustment is presented in a manner which reflects both the economic reality of our business and how the business is managed and provides valuable supplemental information to help investors better understand our business, executive compensation, liquidity, and capital resources.

Cautionary Statement Regarding Forward-Looking Information
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target,” or similar expressions, and those regarding our future results, plans, and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on February 13, 2026, and other risk factors discussed herein or listed from time to time in our reports filed with the SEC and the following:

Industry, Operational, and Macroeconomic Risks
•Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.
•Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.
•Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity, and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.
•Reliance on third parties to administer our ancillary product offerings could adversely affect our business and financial results.
•We are dependent on our senior management, and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.
•Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.
•An outbreak of contagious disease or other public health emergency could materially and adversely affect our business, financial condition, liquidity, and results of operations.
•The concentration in several states of automobile dealers who participate in our programs could adversely affect us.
•Reliance on our outsourced business functions could adversely affect our business.
•Our ability to hire and retain foreign engineering personnel could be hindered by immigration restrictions.

•We may be unable to execute our business strategy due to current economic conditions.
•Natural disasters, climate change, military conflicts, acts of war, terrorist attacks and threats, or the escalation of military activity in response to terrorist attacks or otherwise may negatively affect our business, financial condition, and results of operations.
•Governmental or market responses to climate change and related environmental issues could have a material adverse effect on our business.
•A small number of our shareholders have the ability to significantly influence matters requiring shareholder approval and such shareholders have interests which may conflict with the interests of our other security holders.

Capital and Liquidity Risks
•We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.
•The terms of our debt limit how we conduct our business.
•A violation of the terms of our asset-backed secured financings or revolving secured warehouse facilities could have a material adverse impact on our operations.
•Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations, and adversely affect our financial condition.
•We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.
•Interest rate fluctuations may adversely affect our borrowing costs, profitability, and liquidity.
•Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition, and results of operations.
•We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.
•The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity, and results of operations.

Technology and Cybersecurity Risks
•Our dependence on technology could have a material adverse effect on our business.
•We depend on secure information technology, and a breach of our systems or those of our third-party service providers could result in our experiencing significant financial, legal, and reputational exposure and could materially adversely affect our business, financial condition, and results of operations.
•Our use of electronic contracts could impact our ability to perfect our ownership or security interest in Consumer Loans.
•Failure to properly safeguard our proprietary business information or confidential consumer and team member personal information could subject us to liability, decrease our profitability, and damage our reputation.
•The development and use of artificial intelligence presents risks and challenges that may adversely impact our business.

Legal and Regulatory Risks
•Litigation we are involved in from time to time may adversely affect our financial condition, results of operations, and cash flows.
•Changes in tax laws and the resolution of uncertain income tax matters could have a material adverse effect on our results of operations and cash flows from operations.
•The regulations to which we are or may become subject could result in a material adverse effect on our business.

Other factors not currently anticipated by management may also materially and adversely affect our business, financial condition, and results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our statements, whether as a result of new information or future events or otherwise, except as required by applicable law.

Webcast Details

We will host a webcast on August 4, 2026 at 5:00 p.m. Eastern Time to discuss our second quarter results. The webcast can be accessed live by visiting the “Investor Relations” section of our website at ir.creditacceptance.com or by telephone as described below. Only persons accessing the webcast by telephone will be able to pose questions to the presenters during the webcast. A replay and transcript of the webcast will be archived in the “Investor Relations” section of our website.

To participate in the webcast by telephone, you must pre-register at https://register-conf.media-server.com/register/BIae559f98efc046ca8a17b56adc9a49e8, or through the link posted on the “Investor Relations” section of our website at ir.creditacceptance.com. Upon registration you will be provided with the dial-in number and a unique PIN to access the webcast by telephone.

Description of Credit Acceptance Corporation

We make vehicle ownership possible by providing innovative financing solutions that enable automobile dealers to sell vehicles to consumers regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles or they purchase unreliable ones. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC. For more information, visit creditacceptance.com.

Investor Relations: Jay Brinkley
Senior Vice President & Treasurer
(248) 353-2700 Ext. 6739
IR@creditacceptance.com

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(Dollars in millions, except per share data)	For the Three Months Ended June 30,
	2026	2025
Revenue:
Finance charges	$546.2	$540.7
Premiums earned	24.6	24.1
Other income	16.6	19.0
Total revenue	587.4	583.8
Costs and expenses:
Salaries and wages	78.1	83.7
General and administrative	26.1	45.2
Sales and marketing	29.9	26.6
Total operating expenses	134.1	155.5

Provision for credit losses on forecast changes	81.6	101.3
Provision for credit losses on new Consumer Loan assignments	77.6	71.3
Total provision for credit losses	159.2	172.6

Interest	107.4	118.1
Provision for claims	18.1	19.8
Total costs and expenses	418.8	466.0
Income before provision for income taxes	168.6	117.8
Provision for income taxes	32.7	30.4
Net income	$135.9	$87.4

Net income per share:
Basic	$12.97	$7.55
Diluted	$12.66	$7.42

Weighted average shares outstanding:
Basic	10,481,009	11,574,018
Diluted	10,734,652	11,771,525

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(Dollars in millions, except per share data)	As of
	June 30, 2026	December 31, 2025
ASSETS:
Cash and cash equivalents	$1.4	$22.8
Restricted cash and cash equivalents	490.7	477.9
Restricted securities available for sale	116.6	106.2

Loans receivable	11,608.7	11,511.5
Allowance for credit losses	(3,649.5)	(3,602.3)
Loans receivable, net	7,959.2	7,909.2

Property and equipment, net	14.1	12.6
Income taxes receivable	8.4	67.2
Other assets	32.2	35.8
Total assets	$8,622.6	$8,631.7

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$394.0	$400.2
Revolving secured lines of credit	177.8	107.3
Secured financing	5,019.0	5,158.8
Senior notes	1,089.4	1,087.8
Deferred income taxes, net	349.2	354.0
Income taxes payable	4.3	—
Total liabilities	7,033.7	7,108.1

Shareholders’ Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 80,000,000 shares authorized, 10,376,049 and 10,680,143 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	0.1	0.1
Paid-in capital	507.9	403.3
Retained earnings	1,081.1	1,119.2
Accumulated other comprehensive income (loss)	(0.2)	1.0
Total shareholders’ equity	1,588.9	1,523.6
Total liabilities and shareholders’ equity	$8,622.6	$8,631.7